Exhibit 99.1

HESS CORPORATION

HESS REPORTS ESTIMATED RESULTS FOR THE SECOND QUARTER OF 2021
Key Developments:
•Announced a significant new oil discovery at Whiptail on the Stabroek Block, offshore Guyana; adds to previous gross discovered recoverable resource estimate for the block of approximately 9 billion barrels of oil equivalent (boe)
•Reduced debt by $500 million in July by prepaying half of the Corporation's $1 billion term loan maturing in March 2023
•Expect to receive net proceeds of approximately $375 million in the third quarter from an agreement announced today by Hess Midstream LP to repurchase from its sponsors $750 million of Class B units of Hess Midstream Operations LP
•Plan to add a third rig in the Bakken in September
Second Quarter Financial and Operational Highlights:
•Net loss was $73 million, or $0.24 per common share, including an after-tax charge of $147 million for estimated future abandonment costs relating to a previously disposed asset, compared with a net loss of $320 million, or $1.05 per common share, in the second quarter of 2020
•Adjusted net income1 in the second quarter of 2021 was $74 million, or $0.24 per common share
•Oil and gas net production, excluding Libya, was 307,000 barrels of oil equivalent per day (boepd); Bakken net production was 159,000 boepd
•E&P capital and exploratory expenditures were $429 million compared with $453 million in the prior-year quarter
•Cash and cash equivalents, excluding Midstream, were $2.42 billion at June 30, 2021
2021 Revised Full Year Guidance:
•Net production, excluding Libya, is expected to be approximately 295,000 boepd, the upper end of the previous guidance range of approximately 290,000 boepd to 295,000 boepd
•E&P capital and exploratory expenditure guidance of approximately $1.9 billion remains unchanged, including the planned increase in Bakken rig count
NEW YORK, July 28, 2021 — Hess Corporation (NYSE: HES) today reported a net loss of $73 million, or $0.24 per common share, in the second quarter of 2021, compared with a net loss of $320 million, or $1.05 per common share, in the second quarter of 2020. On an adjusted basis, net income
1.“Adjusted net income (loss)” is a non-GAAP financial measure. The definition of this non-GAAP measure and a reconciliation to its nearest GAAP equivalent measure appears on pages 6 to 8.

in the second quarter of 2021 was $74 million, or $0.24 per common share.  The improvement in adjusted after-tax results compared with the prior-year period primarily reflects higher realized selling prices in the second quarter of 2021.
“Our company is uniquely positioned to deliver industry leading cash flow growth over the next decade,” CEO John Hess said. “In July, we paid down half of our $1 billion term loan maturing in March 2023 and, depending on market conditions, we plan to repay the balance in 2022. This debt reduction, combined with increasing cash flows from our Guyana developments, will allow us to significantly increase cash returns to shareholders in the coming years through dividend increases and opportunistic share repurchases."
After-tax income (loss) by major operating activity was as follows:

	Three Months Ended June 30, (unaudited)		Six Months Ended June 30, (unaudited)
	2021	2020	2021	2020

	(In millions, except per share amounts)
Net Income (Loss) Attributable to Hess Corporation
Exploration and Production	$(25)	$(249)	$283	$(2,620)
Midstream	76	51	151	112
Corporate, Interest and Other	(124)	(122)	(255)	(245)
Net income (loss) attributable to Hess Corporation	$(73)	$(320)	$179	$(2,753)
Net income (loss) per common share (diluted)	$(0.24)	$(1.05)	$0.58	$(9.04)

Adjusted Net Income (Loss) Attributable to Hess Corporation
Exploration and Production	$122	$(249)	$430	$(369)
Midstream	76	51	151	112
Corporate, Interest and Other	(124)	(122)	(255)	(245)
Adjusted net income (loss) attributable to Hess Corporation	$74	$(320)	$326	$(502)
Adjusted net income (loss) per common share (diluted)	$0.24	$(1.05)	$1.06	$(1.65)

Weighted average number of shares (diluted)	307.5	305.0	308.7	304.5

Exploration and Production:
E&P net loss was $25 million in the second quarter of 2021, compared with a net loss of $249 million in the second quarter of 2020. On an adjusted basis, E&P's second quarter 2021 net income was $122 million.  The Corporation’s average realized crude oil selling price, including the effect of hedging, was $59.79 per barrel in the second quarter of 2021, compared with $38.46 per barrel in the prior-year quarter. The average realized natural gas liquids (NGL) selling price in the second quarter of 2021 was $23.12 per barrel, compared with $7.32 per barrel in the prior-year quarter, while the average realized natural gas selling price was $4.05 per mcf, compared with $2.41 per mcf in the second quarter of 2020.
Net production, excluding Libya, was 307,000 boepd in the second quarter of 2021, compared with 334,000 boepd in the second quarter of 2020, or 322,000 boepd pro forma for assets sold. Net production for Libya was 21,000 boepd in the second quarter of 2021 compared with zero in the second quarter of 2020 due to force majeure declared by the Libyan National Oil Corporation.
Cash operating costs, which include operating costs and expenses, production and severance taxes, and E&P general and administrative expenses, were $11.63 per boe (excluding Libya: $12.16 per boe) in the second quarter of 2021, compared with $8.81 per boe (excluding Libya: $8.64 per boe) in the prior-year quarter. The increase was due to higher maintenance and workover activity and production and severance taxes. The increase in the effective tax rate in the second quarter of 2021 compared with the year-ago period was primarily driven by higher production in Libya.
Operational Highlights for the Second Quarter of 2021:
Bakken (Onshore U.S.):  Net production from the Bakken was 159,000 boepd compared with 194,000 boepd in the prior-year quarter, primarily due to lower drilling activity caused by a reduction in rig count from six to one last year, and lower NGL and natural gas volumes received under percentage of proceeds contracts due to higher commodity prices. Net oil production was 79,000 barrels of oil per day (bopd) in the second quarter of 2021 and 108,000 bopd in the prior year quarter. NGL and natural gas volumes received under percentage of proceeds contracts were 14,000 boepd in the second quarter of 2021 compared with 22,000 boepd in the second quarter of 2020 due to higher realized NGL prices lowering volumes received as consideration for gas processing fees. The Corporation added a second rig in February 2021 and drilled 17 wells, completed 9 wells, and brought 9 new wells online during the second quarter. In September, the Corporation plans to add a third rig in the field.
In April, the Corporation completed the sale of its Little Knife and Murphy Creek nonstrategic acreage interests in the Bakken for net proceeds of $297 million, after closing adjustments. The sale consisted of approximately 78,700 net acres, which were located in the southernmost portion of the Corporation's Bakken position and not connected to Hess Midstream LP infrastructure.
Gulf of Mexico (Offshore U.S.):  Net production from the Gulf of Mexico was 52,000 boepd, compared with 68,000 boepd in the prior-year quarter, primarily due to the sale of the Corporation's interest in the Shenzi Field in the fourth quarter of 2020. Net production from the Shenzi Field was 12,000 boepd in the second quarter of 2020.
Guyana (Offshore): At the Stabroek Block (Hess – 30%), the operator, Esso Exploration and Production Guyana Limited, announced a significant new oil discovery at Whiptail. The Whiptail-1 well encountered 246 feet (75 meters) of net pay in high quality oil bearing sandstone reservoirs. Drilling is also ongoing at the Whiptail-2 well, which is located 3 miles northeast of Whiptail-1 and has encountered 167 feet (51 meters) of net pay in high quality oil bearing sandstone reservoirs. Drilling continues at both wells to test deeper targets, and results will be evaluated for future development. The Whiptail discovery is located approximately 4 miles southeast of the Uaru-1 discovery that was announced in January 2020 and approximately 3 miles west of the Yellowtail Field.
The Corporation’s net production from the Liza Field was 26,000 bopd in the second quarter of 2021 compared with 22,000 bopd in the prior-year quarter. Startup of Phase 2 of the Liza Field development, which will utilize the Liza Unity floating production, storage and offloading vessel (FPSO) with an expected capacity of 220,000 gross bopd, remains on track for early 2022. The third development, Payara, will utilize the Prosperity FPSO with an expected capacity of 220,000 gross bopd; first oil is expected in 2024. A fourth development, Yellowtail, has been identified on the Stabroek Block with anticipated startup in 2025, pending government approvals and project sanctioning. The Mako-2 appraisal well completed in the second quarter confirmed the quality, thickness and areal extent of the reservoir. When integrated with the previously announced results at Uaru-2, the combined discovered resource at Mako and Uaru is expected to support a fifth FPSO on the Stabroek Block. We expect to have at least six FPSOs on the Stabroek Block by 2027 with the potential for up to 10 FPSOs to develop the current discovered recoverable resource base.
The Longtail-3 well encountered 230 feet of net pay, including newly identified, high quality hydrocarbon bearing reservoirs below the original Longtail-1 discovery intervals. The well was drilled in more than 6,100 feet of water and is located approximately 2 miles south of the Longtail-1 well.
The Koebi-1 exploration well was drilled to a depth of 20,700 feet and did not encounter commercial quantities of hydrocarbons. Second quarter results include a charge of $12 million in exploration expenses for well costs incurred.

The Stena DrillMax is continuing drilling operations at Whiptail-1 and the Noble Don Taylor is continuing drilling operations at Whiptail-2. The Stena Carron is performing a drill stem test on the Uaru-1 well. The Noble Tom Madden, the Noble Bob Douglas and the Noble Sam Croft are drilling and completing Phase 2 development wells.
South East Asia (Offshore): Net production at the North Malay Basin and JDA was 66,000 boepd, compared with 44,000 boepd in the prior-year quarter, reflecting higher natural gas nominations due to a recovery in economic activity.
Midstream:
The Midstream segment had net income of $76 million in the second quarter of 2021, compared with net income of $51 million in the prior-year quarter, primarily due to higher revenue from minimum volume commitments and tariff rates.
Hess Midstream LP today announced an agreement to purchase approximately 31 million Class B units of its consolidated subsidiary, Hess Midstream Operations LP, from its sponsors, Hess Corporation and Global Infrastructure Partners, for approximately $750 million. The Corporation is expected to receive net proceeds of approximately $375 million. After giving effect to this transaction, which is expected to be completed in the third quarter of 2021, the Corporation will own an approximate 45% interest in Hess Midstream LP, on a consolidated basis.
Corporate, Interest and Other:
After-tax expense for Corporate, Interest and Other was $124 million in the second quarter of 2021, compared with $122 million in the second quarter of 2020.
Capital and Exploratory Expenditures:
E&P capital and exploratory expenditures were $429 million in the second quarter of 2021 compared with $453 million in the prior-year quarter, primarily due to lower drilling activity in the Bakken and Gulf of Mexico, partially offset by increased exploration and development activity in Guyana. Midstream capital expenditures were $47 million in the second quarter of 2021, down from $79 million in the prior-year quarter.
Liquidity:
Excluding the Midstream segment, Hess Corporation had cash and cash equivalents of $2.42 billion and debt and finance lease obligations totaling $6.6 billion at June 30, 2021. The Midstream segment had cash and cash equivalents of $6 million and total debt of $1.8 billion at June 30, 2021. The Corporation’s debt to capitalization ratio as defined in its debt covenants was 47.2% at June 30, 2021 and 47.5% at December 31, 2020. The Corporation has no material near-term debt maturities aside from the $1.0 billion term loan, which matures in March 2023. In July 2021, the Corporation prepaid $500 million principal amount of the term loan, which was classified as current maturities of long-term debt, in the consolidated balance sheet at June 30, 2021.
Net cash provided by operating activities was $785 million in the second quarter of 2021, up from $266 million in the second quarter of 2020 primarily due to higher realized selling prices. Net cash provided by operating activities before changes in operating assets and liabilities2 was $659 million in the second quarter of 2021, compared with $301 million in the prior-year quarter. Changes in operating assets and liabilities increased cash flow from operating activities by $126 million during the second quarter of 2021 and decreased cash flow from operating activities by $35 million during the prior-year quarter.
Items Affecting Comparability of Earnings Between Periods:
The following table reflects the total after-tax income (expense) of items affecting comparability of earnings between periods:

	Three Months Ended June 30, (unaudited)		Six Months Ended June 30, (unaudited)
	2021	2020	2021	2020

	(In millions)
Exploration and Production	$(147)	$—	$(147)	$(2,251)
Midstream	—	—	—	—
Corporate, Interest and Other	—	—	—	—
Total items affecting comparability of earnings between periods	$(147)	$—	$(147)	$(2,251)
Second Quarter 2021: E&P results include a charge of $147 million ($147 million after income taxes) in connection with estimated future abandonment obligations of Fieldwood Energy LLC in the West Delta 79/86 field (West Delta Field) in the Gulf of Mexico. In June 2021, the U.S. Bankruptcy Court approved Fieldwood’s bankruptcy plan which includes discharging decommissioning obligations, subject to conditions precedent, for certain of Fieldwood’s assets. Those obligations will transfer to former owners of the properties, including Hess with respect to the West Delta Field, which Hess sold in 2004. Potential recoveries from other parties that previously owned an interest in the West Delta Field have not been recognized as of June 30, 2021.

2.“Net cash provided by (used in) operating activities before changes in operating assets and liabilities” is a non-GAAP financial measure.  The definition of this non-GAAP measure and a reconciliation to its nearest GAAP equivalent measure appears on pages 7 and 8.

Reconciliation of U.S. GAAP to Non-GAAP measures:
The following table reconciles reported net income (loss) attributable to Hess Corporation and adjusted net income (loss):

	Three Months Ended June 30, (unaudited)		Six Months Ended June 30, (unaudited)
	2021	2020	2021	2020

	(In millions)
Net income (loss) attributable to Hess Corporation	$(73)	$(320)	$179	$(2,753)
Less: Total items affecting comparability of earnings between periods	(147)	—	(147)	(2,251)
Adjusted net income (loss) attributable to Hess Corporation	$74	$(320)	$326	$(502)
The following table reconciles reported net cash provided by (used in) operating activities from net cash provided by (used in) operating activities before changes in operating assets and liabilities:

	Three Months Ended June 30, (unaudited)		Six Months Ended June 30, (unaudited)
	2021	2020	2021	2020

	(In millions)
Net cash provided by (used in) operating activities before changes in operating assets and liabilities	$659	$301	$1,474	$803
Changes in operating assets and liabilities	126	(35)	(98)	(92)
Net cash provided by (used in) operating activities	$785	$266	$1,376	$711
Hess Corporation will review second quarter financial and operating results and other matters on a webcast at 10 a.m. today (EDT).  For details about the event, refer to the Investor Relations section of our website at www.hess.com.
Hess Corporation is a leading global independent energy company engaged in the exploration and production of crude oil and natural gas.  More information on Hess Corporation is available at www.hess.com.
Forward-looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipate,” “estimate,” “expect,” “forecast,” “guidance,” “could,” “may,” “should,” “would,” “believe,” “intend,” “project,” “plan,” “predict,” “will,” “target” and similar expressions identify forward-looking statements, which are not historical in nature. Our forward-looking statements may include, without limitation: our future financial and operational results; our business strategy; estimates of our crude oil and natural gas reserves and levels of production; benchmark prices of crude oil, NGL and natural gas and our associated realized price differentials; our projected budget and capital and exploratory expenditures; expected timing and completion of our development projects, proposed asset sale and the Midstream Class B unit repurchase; and future economic and market conditions in the oil and gas industry.
Forward-looking statements are based on our current understanding, assessments, estimates and projections of relevant factors and reasonable assumptions about the future. Forward-looking statements are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from our historical experience and our current projections or expectations of future results expressed or implied by these forward-looking statements. The following important factors could cause actual results to differ materially from those in our forward-looking statements: fluctuations in market prices of crude oil, NGL and natural gas and competition in the oil and gas exploration and production industry, including as a result of the global COVID-19 pandemic; reduced demand for our products, including due to the global COVID-19 pandemic or the outbreak of any other public health threat, or due to the impact of competing or alternative energy products and political conditions and events; potential failures or delays in increasing oil and gas reserves, including as a result of unsuccessful exploration activity, drilling risks and unforeseen reservoir conditions, and in achieving expected production levels; changes in tax, property, contract and other laws, regulations and governmental actions applicable to our business, including legislative and regulatory initiatives regarding environmental concerns, such as measures to limit greenhouse gas emissions and flaring as well as fracking bans; disruption or interruption of our operations due to catastrophic events, such as accidents, severe weather, geological events, shortages of skilled labor, cyber-attacks or health measures related to the COVID-19 pandemic; the ability of our contractual counterparties to satisfy their obligations to us, including the operation of joint ventures under which we may not control; the ability to satisfy the closing conditions of the proposed asset sale and the Midstream Class B unit repurchase; unexpected changes in technical requirements for constructing, modifying or operating exploration and production facilities and/or the inability to timely obtain or maintain necessary permits; availability and costs of employees and other personnel, drilling rigs, equipment, supplies and other required services; any limitations on our access to capital or increase in our cost of capital, including as a result of weakness in the oil and gas industry or negative outcomes within commodity and financial markets; liability resulting from litigation, including heightened risks associated with being a general partner of Hess Midstream LP; and other factors described in Item 1A—Risk Factors in our Annual Report on Form 10-K and any additional risks described in our other filings with the Securities and Exchange Commission (SEC).
As and when made, we believe that our forward-looking statements are reasonable. However, given these risks and uncertainties, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made and there can be no assurance that such forward-looking statements will occur and actual results may differ materially from those contained in any forward-looking statement we make. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.
Non-GAAP financial measures
The Corporation has used non-GAAP financial measures in this earnings release.  “Adjusted net income (loss)” presented in this release is defined as reported net income (loss) attributable to Hess Corporation excluding items identified as affecting comparability of earnings between periods.  “Net cash provided by (used in) operating activities before changes in operating assets and liabilities” presented in this release is defined as Net cash provided by (used in) operating activities excluding changes in operating assets and liabilities.  Management uses adjusted net income (loss) to evaluate the Corporation’s operating performance and believes that investors’ understanding of our performance is enhanced by disclosing this measure, which excludes certain items that management believes are not directly related to ongoing operations and are not indicative of future business trends and operations.  Management believes that net cash provided by (used in) operating activities before changes in operating assets and liabilities demonstrates the Corporation’s ability to internally fund capital expenditures, pay dividends and service debt.  These measures are not, and should not be viewed as, a substitute for U.S. GAAP net income (loss) or net cash provided by (used in) operating activities.  A reconciliation of reported net income (loss) attributable to Hess Corporation (U.S. GAAP) to adjusted net income (loss), and a reconciliation of net cash provided by (used in) operating activities (U.S. GAAP) to net cash provided by (used in) operating activities before changes in operating assets and liabilities are provided in the release.
Cautionary Note to Investors
We use certain terms in this release relating to resources other than proved reserves, such as unproved reserves or resources.  Investors are urged to consider closely the oil and gas disclosures in Hess Corporation’s Form 10-K, File No. 1-1204, available from Hess Corporation, 1185 Avenue of the Americas, New York, New York 10036 c/o Corporate Secretary and on our website at www.hess.com.  You can also obtain this form from the SEC on the EDGAR system.

For Hess Corporation
Investor Contact:
Jay Wilson
(212) 536-8940
Media Contacts:
Lorrie Hecker
(212) 536-8250
Jamie Tully
Sard Verbinnen & Co
(917) 679-7908

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	Second Quarter 2021	Second Quarter 2020	First Quarter 2021
Income Statement

Revenues and non-operating income
Sales and other operating revenues	$1,579	$833	$1,898
Other, net	19	9	21
Total revenues and non-operating income	1,598	842	1,919
Costs and expenses
Marketing, including purchased oil and gas	322	56	518
Operating costs and expenses	315	294	265
Production and severance taxes	44	16	37
Exploration expenses, including dry holes and lease impairment	48	31	33
General and administrative expenses	84	89	94
Interest expense	118	119	117
Depreciation, depletion and amortization	385	509	396
Impairment and other	147	—	—
Total costs and expenses	1,463	1,114	1,460
Income (loss) before income taxes	135	(272)	459
Provision (benefit) for income taxes	122	(9)	123
Net income (loss)	13	(263)	336
Less: Net income (loss) attributable to noncontrolling interests	86	57	84
Net income (loss) attributable to Hess Corporation	$(73)	$(320)	$252

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	Six Months Ended June 30,
	2021	2020
Income Statement

Revenues and non-operating income
Sales and other operating revenues	$3,477	$2,187
Other, net	40	24
Total revenues and non-operating income	3,517	2,211
Costs and expenses
Marketing, including purchased oil and gas	840	434
Operating costs and expenses	580	597
Production and severance taxes	81	58
Exploration expenses, including dry holes and lease impairment	81	220
General and administrative expenses	178	191
Interest expense	235	232
Depreciation, depletion and amortization	781	1,070
Impairment and other	147	2,126
Total costs and expenses	2,923	4,928
Income (loss) before income taxes	594	(2,717)
Provision (benefit) for income taxes	245	(88)
Net income (loss)	349	(2,629)
Less: Net income (loss) attributable to noncontrolling interests	170	124
Net income (loss) attributable to Hess Corporation	$179	$(2,753)

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	June 30, 2021	December 31, 2020
Balance Sheet Information
Assets
Cash and cash equivalents	$2,430	$1,739
Other current assets	1,539	1,342
Property, plant and equipment – net	13,622	14,115
Operating lease right-of-use assets – net	373	426
Finance lease right-of-use assets – net	155	168
Other long-term assets	1,012	1,031
Total assets	$19,131	$18,821
Liabilities and equity
Current maturities of long-term debt	$511	$10
Current portion of operating and finance lease obligations	90	81
Other current liabilities	1,914	1,532
Long-term debt	7,712	8,286
Long-term operating lease obligations	421	478
Long-term finance lease obligations	210	220
Other long-term liabilities	1,741	1,879
Total equity excluding other comprehensive income (loss)	6,324	6,121
Accumulated other comprehensive income (loss)	(836)	(755)
Noncontrolling interests	1,044	969
Total liabilities and equity	$19,131	$18,821

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	June 30, 2021	December 31, 2020
Total Debt
Hess Corporation	$6,391	$6,386
Midstream (a)	1,832	1,910
Hess Consolidated	$8,223	$8,296
(a) Midstream debt is non-recourse to Hess Corporation.

	June 30, 2021	December 31, 2020
Debt to Capitalization Ratio (a)
Hess Consolidated	56.4%	57.4%
Hess Corporation as defined in debt covenants	47.2%	47.5%
(a)Includes finance lease obligations.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Interest Expense
Hess Corporation	$95	$96	$189	$184
Midstream (a)	23	23	46	48
Hess Consolidated	$118	$119	$235	$232
(a)Midstream interest expense is reported in the Midstream operating segment.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	Second Quarter 2021	Second Quarter 2020	First Quarter 2021
Cash Flow Information

Cash Flows from Operating Activities
Net income (loss)	$13	$(263)	$336
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
(Gains) losses on asset sales, net	—	(8)	—
Depreciation, depletion and amortization	385	509	396
Impairment and other	147	—	—
Exploratory dry hole costs	9	—	—
Exploration lease and other impairment	6	6	4
Pension settlement loss	3	—	1
Stock compensation expense	19	18	25
Noncash (gains) losses on commodity derivatives, net	64	49	24
Provision (benefit) for deferred income taxes and other tax accruals	13	(10)	29
Net cash provided by (used in) operating activities before changes in operating assets and liabilities	659	301	815
Changes in operating assets and liabilities	126	(35)	(224)
Net cash provided by (used in) operating activities	785	266	591
Cash Flows from Investing Activities
Additions to property, plant and equipment - E&P	(329)	(510)	(358)
Additions to property, plant and equipment - Midstream	(26)	(69)	(27)
Proceeds from asset sales, net of cash sold	297	11	—
Other, net	(2)	(2)	—
Net cash provided by (used in) investing activities	(60)	(570)	(385)
Cash Flows from Financing Activities
Net borrowings (repayments) of debt with maturities of 90 days or less	(65)	12	(10)
Debt with maturities of greater than 90 days:
Borrowings	—	—	—
Repayments	(2)	—	(3)
Proceeds from sale of Class A shares of Hess Midstream LP	—	—	70
Payments on finance lease obligations	(2)	(2)	(2)
Cash dividends paid	(77)	(76)	(80)
Employee stock options exercised	63	—	12
Noncontrolling interests, net	(70)	(65)	(67)
Other, net	(8)	1	1
Net cash provided by (used in) financing activities	(161)	(130)	(79)
Net Increase (Decrease) in Cash and Cash Equivalents	564	(434)	127
Cash and Cash Equivalents at Beginning of Period	1,866	2,080	1,739
Cash and Cash Equivalents at End of Period	$2,430	$1,646	$1,866

Additions to Property, Plant and Equipment included within Investing Activities
Capital expenditures incurred	$(443)	$(507)	$(303)
Increase (decrease) in related liabilities	88	(72)	(82)
Additions to property, plant and equipment	$(355)	$(579)	$(385)

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	Six Months Ended June 30,
	2021	2020
Cash Flow Information

Cash Flows from Operating Activities
Net income (loss)	$349	$(2,629)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
(Gains) losses on asset sales, net	—	(8)
Depreciation, depletion and amortization	781	1,070
Impairment and other	147	2,126
Exploratory dry hole costs	9	135
Exploration lease and other impairment	10	38
Pension settlement loss	4	—
Stock compensation expense	44	47
Noncash (gains) losses on commodity derivatives, net	88	119
Provision (benefit) for deferred income taxes and other tax accruals	42	(95)
Net cash provided by (used in) operating activities before changes in operating assets and liabilities	1,474	803
Changes in operating assets and liabilities	(98)	(92)
Net cash provided by (used in) operating activities	1,376	711
Cash Flows from Investing Activities
Additions to property, plant and equipment - E&P	(687)	(1,250)
Additions to property, plant and equipment - Midstream	(53)	(147)
Proceeds from asset sales, net of cash sold	297	11
Other, net	(2)	(2)
Net cash provided by (used in) investing activities	(445)	(1,388)
Cash Flows from Financing Activities
Net borrowings (repayments) of debt with maturities of 90 days or less	(75)	72
Debt with maturities of greater than 90 days:
Borrowings	—	1,000
Repayments	(5)	—
Proceeds from sale of Class A shares of Hess Midstream LP	70	—
Payments on finance lease obligations	(4)	(3)
Cash dividends paid	(157)	(157)
Employee stock options exercised	75	15
Noncontrolling interests, net	(137)	(128)
Other, net	(7)	(21)
Net cash provided by (used in) financing activities	(240)	778
Net Increase (Decrease) in Cash and Cash Equivalents	691	101
Cash and Cash Equivalents at Beginning of Period	1,739	1,545
Cash and Cash Equivalents at End of Period	$2,430	$1,646

Additions to Property, Plant and Equipment included within Investing Activities
Capital expenditures incurred	$(746)	$(1,173)
Increase (decrease) in related liabilities	6	(224)
Additions to property, plant and equipment	$(740)	$(1,397)

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	Second Quarter 2021	Second Quarter 2020	First Quarter 2021
Capital and Exploratory Expenditures

E&P Capital and exploratory expenditures
United States
North Dakota	$112	$181	$88
Offshore and Other	25	64	31
Total United States	137	245	119
Guyana	250	183	172
Malaysia and JDA	36	21	13
Other	6	4	5
E&P Capital and exploratory expenditures	$429	$453	$309

Total exploration expenses charged to income included above	$33	$25	$29

Midstream Capital expenditures	$47	$79	$23

	Six Months Ended June 30,
	2021	2020
Capital and Exploratory Expenditures

E&P Capital and exploratory expenditures
United States
North Dakota	$200	$503
Offshore and Other	56	157
Total United States	256	660
Guyana	422	359
Malaysia and JDA	49	53
Other	11	12
E&P Capital and exploratory expenditures	$738	$1,084

Total exploration expenses charged to income included above	$62	$47

Midstream Capital expenditures	$70	$136

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION EARNINGS (UNAUDITED)
(IN MILLIONS)

	Second Quarter 2021
Income Statement	United States		International		Total

Total revenues and non-operating income
Sales and other operating revenues	$1,088		$491		$1,579
Other, net	11		3		14
Total revenues and non-operating income	1,099		494		1,593
Costs and expenses
Marketing, including purchased oil and gas (a)	335		8		343
Operating costs and expenses	158		96		254
Production and severance taxes	42		2		44
Midstream tariffs	270		—		270
Exploration expenses, including dry holes and lease impairment	26		22		48
General and administrative expenses	41		8		49
Depreciation, depletion and amortization	260		84		344
Impairment and other	147		—		147
Total costs and expenses	1,279		220		1,499
Results of operations before income taxes	(180)		274		94
Provision (benefit) for income taxes	—		119		119
Net income (loss) attributable to Hess Corporation	$(180)	(b)	$155	(c)	$(25)

	Second Quarter 2020
Income Statement	United States		International		Total

Total revenues and non-operating income
Sales and other operating revenues	$660		$173		$833
Other, net	(4)		3		(1)
Total revenues and non-operating income	656		176		832
Costs and expenses
Marketing, including purchased oil and gas (a)	111		(14)		97
Operating costs and expenses	131		72		203
Production and severance taxes	15		1		16
Midstream tariffs	225		—		225
Exploration expenses, including dry holes and lease impairment	23		8		31
General and administrative expenses	42		8		50
Depreciation, depletion and amortization	373		97		470
Total costs and expenses	920		172		1,092
Results of operations before income taxes	(264)		4		(260)
Provision (benefit) for income taxes	—		(11)		(11)
Net income (loss) attributable to Hess Corporation	$(264)	(d)	$15	(e)	$(249)
(a)Includes amounts charged from the Midstream segment.
(b)Includes after-tax losses from realized crude oil hedging activities of $51 million (noncash premium amortization: $51 million; cash settlement:  $0 million).
(c)Includes after-tax losses from realized crude oil hedging activities of $13 million (noncash premium amortization: $13 million; cash settlement:  $0 million).
(d)Includes after-tax gains from realized crude oil hedging activities of $192 million (noncash premium amortization: $43 million; cash settlement: $235 million).
(e)Includes after-tax gains from realized crude oil hedging activities of $36 million (noncash premium amortization: $6 million; cash settlement: $42 million).

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION EARNINGS (UNAUDITED)
(IN MILLIONS)

	First Quarter 2021
Income Statement	United States		International		Total

Total revenues and non-operating income
Sales and other operating revenues	$1,398		$500		$1,898
Other, net	12		4		16
Total revenues and non-operating income	1,410		504		1,914
Costs and expenses
Marketing, including purchased oil and gas (a)	520		22		542
Operating costs and expenses	135		73		208
Production and severance taxes	36		1		37
Midstream tariffs	262		—		262
Exploration expenses, including dry holes and lease impairment	30		3		33
General and administrative expenses	42		7		49
Depreciation, depletion and amortization	268		87		355
Total costs and expenses	1,293		193		1,486
Results of operations before income taxes	117		311		428
Provision (benefit) for income taxes	—		120		120
Net income (loss) attributable to Hess Corporation	$117	(b)	$191	(c)	$308
(a)Includes amounts charged from the Midstream segment.
(b)Includes after-tax losses from realized crude oil hedging activities of $39 million (noncash premium amortization: $39 million; cash settlement: $0 million).
(c)Includes after-tax losses from realized crude oil hedging activities of $8 million (noncash premium amortization: $8 million; cash settlement: $0 million).

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION EARNINGS (UNAUDITED)
(IN MILLIONS)

	Six Months Ended June 30, 2021
Income Statement	United States		International		Total

Total revenues and non-operating income
Sales and other operating revenues	$2,486		$991		$3,477
Other, net	23		7		30
Total revenues and non-operating income	2,509		998		3,507
Costs and expenses
Marketing, including purchased oil and gas (a)	855		30		885
Operating costs and expenses	293		169		462
Production and severance taxes	78		3		81
Midstream tariffs	532		—		532
Exploration expenses, including dry holes and lease impairment	56		25		81
General and administrative expenses	83		15		98
Depreciation, depletion and amortization	528		171		699
Impairment and other	147		—		147
Total costs and expenses	2,572		413		2,985
Results of operations before income taxes	(63)		585		522
Provision (benefit) for income taxes	—		239		239
Net income (loss) attributable to Hess Corporation	$(63)	(b)	$346	(c)	$283

	Six Months Ended June 30, 2020
Income Statement	United States		International		Total

Total revenues and non-operating income
Sales and other operating revenues	$1,782		$405		$2,187
Other, net	—		7		7
Total revenues and non-operating income	1,782		412		2,194

Costs and expenses
Marketing, including purchased oil and gas (a)	530		(8)		522
Operating costs and expenses	268		149		417
Production and severance taxes	55		3		58
Midstream tariffs	466		—		466
Exploration expenses, including dry holes and lease impairment	179		41		220
General and administrative expenses	87		15		102
Depreciation, depletion and amortization	767		224		991
Impairment and other	697		1,429		2,126
Total costs and expenses	3,049		1,853		4,902
Results of operations before income taxes	(1,267)		(1,441)		(2,708)
Provision (benefit) for income taxes	—		(88)		(88)
Net income (loss) attributable to Hess Corporation	$(1,267)	(d)	$(1,353)	(e)	$(2,620)
(a)Includes amounts charged from the Midstream segment.
(b)Includes after-tax losses from realized crude oil hedging activities of $90 million (noncash premium amortization: $90 million; cash settlement:  $0 million).
(c)Includes after-tax losses from realized crude oil hedging activities of $21 million (noncash premium amortization: $21 million; cash settlement:  $0 million).
(d)Includes after-tax gains from realized crude oil hedging activities of $245 million (noncash premium amortization: $106 million; cash settlement:  $351 million).
(e)Includes after-tax gains from realized crude oil hedging activities of $47 million (noncash premium amortization: $13 million; cash settlement:  $60 million).

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION OPERATING DATA

	Second Quarter 2021	Second Quarter 2020	First Quarter 2021
Net Production Per Day (in thousands)

Crude oil - barrels
United States
North Dakota	79	108	84
Offshore (a)	33	45	36
Total United States	112	153	120
Guyana	26	22	31
Malaysia and JDA	4	3	4
Other (b)	24	5	22
Total	166	183	177

Natural gas liquids - barrels
United States
North Dakota	52	57	49
Offshore (a)	5	6	4
Total United States	57	63	53

Natural gas - mcf
United States
North Dakota	167	177	151
Offshore	85	101	95
Total United States	252	278	246
Malaysia and JDA	371	245	360
Other (b)	9	5	11
Total	632	528	617

Barrels of oil equivalent	328	334	333
(a)The Corporation sold its working interest in the Shenzi Field in the deepwater Gulf of Mexico in the fourth quarter of 2020. Net production from the Shenzi Field was 12,000 boepd in the second quarter of 2020.
(b)Other includes production from Denmark and Libya. Libya net production was 21,000 boepd in the second quarter of 2021, 0 boepd in the second quarter of 2020 and 18,000 boepd in the first quarter of 2021. Denmark net production was 4,000 boepd in the second quarter of 2021, 6,000 boepd in the second quarter of 2020 and 6,000 boepd in the first quarter of 2021.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION OPERATING DATA

	Six Months Ended June 30,
	2021	2020
Net Production Per Day (in thousands)

Crude oil - barrels
United States
North Dakota	82	111
Offshore (a)	34	47
Total United States	116	158
Guyana	29	18
Malaysia and JDA	4	3
Other (b)	23	8
Total	172	187

Natural gas liquids - barrels
United States
North Dakota	50	53
Offshore (a)	5	6
Total United States	55	59

Natural gas - mcf
United States
North Dakota	159	170
Offshore	90	107
Total United States	249	277
Malaysia and JDA	366	285
Other (b)	10	9
Total	625	571

Barrels of oil equivalent	331	341
(a)The Corporation sold its working interest in the Shenzi Field in the deepwater Gulf of Mexico in the fourth quarter of 2020. Net production from the Shenzi Field was 12,000 boepd in the first six months of 2020.
(b)Other includes production from Denmark and Libya. Libya net production was 20,000 boepd in the first six months of 2021 and 3,000 boepd in the first six months of 2020. Denmark net production was 5,000 boepd in the first six months of 2021 and 7,000 boepd in the first six months of 2020.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION OPERATING DATA

	Second Quarter 2021	Second Quarter 2020	First Quarter 2021
Sales Volumes Per Day (in thousands) (a)
Crude oil – barrels	157	140	227
Natural gas liquids – barrels	57	63	53
Natural gas – mcf	632	528	617
Barrels of oil equivalent	319	291	383

Sales Volumes (in thousands) (a)
Crude oil – barrels (b)	14,293	12,764	20,395
Natural gas liquids – barrels	5,142	5,690	4,802
Natural gas – mcf	57,557	48,081	55,513
Barrels of oil equivalent	29,028	26,468	34,449

	Six Months Ended June 30,
	2021	2020
Sales Volumes Per Day (in thousands) (a)
Crude oil – barrels	192	158
Natural gas liquids – barrels	55	59
Natural gas – mcf	625	571
Barrels of oil equivalent	351	312

Sales Volumes (in thousands) (a)
Crude oil – barrels (b)	34,688	28,816
Natural gas liquids – barrels	9,944	10,787
Natural gas – mcf	113,070	103,701
Barrels of oil equivalent	63,477	56,887
(a)Sales volumes from purchased crude oil, natural gas liquids, and natural gas are not included in the sales volumes reported.
(b)Sales volumes for the first quarter of 2021 include 4.2 million barrels of crude oil that were stored on VLCCs at December 31, 2020. During the second quarter of 2020, 3.7 million barrels of crude oil were loaded on VLCCs for sale at a later date.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION OPERATING DATA

	Second Quarter 2021	Second Quarter 2020	First Quarter 2021
Average Selling Prices

Crude oil - per barrel (including hedging)
United States
North Dakota (a)	$56.75	$38.23	$44.97
Offshore	59.33	39.10	53.03
Total United States	57.52	38.57	46.73
Guyana	65.63	35.28	60.37
Malaysia and JDA	65.88	15.62	63.27
Other (b)	64.16	50.29	57.66
Worldwide	59.79	38.46	50.02

Crude oil - per barrel (excluding hedging)
United States
North Dakota (a)	$61.88	$18.93	$47.62
Offshore	64.42	22.78	56.53
Total United States	62.63	20.48	49.56
Guyana	68.44	19.23	61.85
Malaysia and JDA	65.88	15.62	63.27
Other (b)	68.08	29.16	59.61
Worldwide	64.27	20.63	52.52

Natural gas liquids - per barrel
United States
North Dakota	$23.23	$7.59	$30.32
Offshore	21.84	4.71	21.25
Worldwide	23.12	7.32	29.49

Natural gas - per mcf
United States
North Dakota	$2.40	$0.94	$5.93
Offshore	2.35	1.14	2.95
Total United States	2.38	1.01	4.78
Malaysia and JDA	5.22	3.97	5.04
Other (b)	2.96	3.51	2.69
Worldwide	4.05	2.41	4.90
(a)Excluding the two VLCC cargo sales in the first quarter totaling 4.2 million barrels, the first quarter 2021 North Dakota crude oil price excluding hedging was $53.30 per barrel and $49.73 per barrel including hedging.
(b)Other includes prices related to production from Denmark and Libya.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION OPERATING DATA

	Six Months Ended June 30,
	2021	2020
Average Selling Prices

Crude oil - per barrel (including hedging)
United States
North Dakota (a)	$49.35	$42.26
Offshore	55.99	44.49
Total United States	51.00	43.03
Guyana	62.48	38.41
Malaysia and JDA	64.69	26.73
Other (b)	60.94	53.49
Worldwide	54.04	42.98

Crude oil - per barrel (excluding hedging)
United States
North Dakota (a)	$52.91	$32.52
Offshore	60.24	34.61
Total United States	54.73	33.23
Guyana	64.48	26.11
Malaysia and JDA	64.69	26.73
Other (b)	63.88	41.19
Worldwide	57.36	32.90

Natural gas liquids - per barrel
United States
North Dakota	$26.65	$8.39
Offshore	21.55	7.23
Worldwide	26.20	8.27

Natural gas - per mcf
United States
North Dakota	$4.06	$1.10
Offshore	2.66	1.23
Total United States	3.56	1.15
Malaysia and JDA	5.13	4.39
Other (b)	2.82	4.03
Worldwide	4.47	2.81
(a)Excluding the two VLCC cargo sales in the first quarter totaling 4.2 million barrels, the North Dakota crude oil price for the first six months of 2021 excluding hedging was $57.39 per barrel and $53.08 per barrel including hedging.
(b)Other includes prices related to production from Denmark and Libya.

The following is a summary of the Corporation’s outstanding crude oil put options for the remainder of 2021:

	WTI	Brent
Barrels of oil per day	120,000	30,000
Average monthly floor price	$55	$60